EXHIBIT 3

Tang Capital Management, LLC
4401 Eastgate Mall, San Diego,CA 92121
(858) 200-3830 Fax (858) 200-3837

February 13, 2009

VIA HAND DELIVERY AND ELECTRONIC MAIL (ir@vandapharma.com, chip.clark@vandapharma.com)

William D. Clark
Corporate Secretary
Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, MD 20850

Re:	Recommendations for Candidates for Election as Directors at the 2009 Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc. (the “Company”)

Ladies and Gentlemen:

Tang Capital Partners, LP, a Delaware limited partnership (“TCP” or the “Investor”), and its affiliates collectively control 3,965,852 shares of Common Stock and have beneficially owned 5% or more of the Common Stock, based on the number of shares reported outstanding by the Company in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, for at least four months.  Please refer to Exhibit A, attached hereto, for information regarding the Investor’s holdings.

The Investor believes that it would serve the best interests of the Company and its stockholders for the Nominating/Corporate Governance Committee of the Company (the “Committee”) to nominate the following two candidates (each a “Candidate” and together the “Candidates”) to the Board of Directors of the Company (the "Board") at the 2009 Annual Meeting of Stockholders of the Company (the “2009 Annual Meeting”):

1.	Kevin C. Tang
2.	Andrew D. Levin, M.D., Ph.D.

Biographical and background materials relating to each Candidate are set forth in Exhibits B and C attached hereto.  In addition, the Candidates are prepared to complete any D&O questionnaire reasonably requested by the Company in connection with their nomination as directors.

Pursuant to the guidelines outlined in the Company’s public filings with the Securities and Exchange Commission, the Investors are hereby submitting these two candidates to the Committee for review and consideration.  Both Candidates meet the criteria and attributes said to be considerations of the Company’s Nominating/Corporate Governance Committee as described in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, including:

Nominating/Corporate Governance Committee
Vanda Pharmaceuticals, Inc.

•	ability to read and understand basic financial statements;
•	general understanding of the Company’s industry;
•	relevant expertise upon which to be able to offer advice and guidance to management;
•	ability and sufficient time to devote to the affairs of the Company;
•	excellence in his field;
•	ability to exercise sound business judgment;
•	commitment to vigorously represent the long-term interests of the Company’s stockholders; and
•	an absence of factors that would preclude the Board from making a determination that the candidates are independent directors as defined in Rule 4200(a)(15) of the rules of the NASDAQ Stock Market.

In addition, we believe that the backgrounds and qualifications of these Candidates, when considered as a group with the other directors of the Company, will provide a balance of knowledge, experience and capabilities that will allow the Board to fulfill its responsibilities.  Moreover, the affiliation of each of the Candidates with a holder of significant shares of the Company will align their interests with those of stockholders generally.

Except as set forth herein or in the Notice (defined below), including the exhibits hereto, as of the date hereof, to the best of the Investor’s knowledge, (i) neither Candidate holds or has held any positions or offices within the Company; (ii) neither Candidate has any family relationship with any current or former director or executive officer of the Company or a person nominated or chosen by the Company to be a director or executive officer of the Company; (iii) there are no pending legal proceedings where any Candidate, or an associate of any Candidate, is a party adverse to the Company or has an interest adverse to the Company; (iv) neither Candidate has been involved in legal proceedings as described in Item 401(f) of Regulation S-K of the Securities Act of 1933, as amended (“Regulation S-K”) during the past five years; (v) neither Candidate owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record; (vi) neither Candidate is, or was in the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company; (vii) there is no transaction, or series of similar transactions, since January 1, 2008, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any Candidate or any associate of any Candidate, or any member of the immediate family of any Candidate or of any associate of any Candidate, had, or will have, a direct or indirect material interest; (viii) neither Candidate or associate of any Candidate has any arrangement or understanding with any person with respect to (a) any future employment with the Company or its affiliates (except in the capacity as a director), or (b) any future transactions to which the Company or any of its affiliates will or may be a party, or (c) selection as a director or Candidate; (ix) neither Candidate has any substantial interest, direct or

Nominating/Corporate Governance Committee
Vanda Pharmaceuticals, Inc.

indirect, in the matters to be acted on at the Annual Meeting, except in his interest in being nominated and elected as a director; (x) neither Candidate is, or has an immediate family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payment under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years; (xi) neither Candidate is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; (xii) neither Candidate is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; (xiii) neither Candidate has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time in the past three years; (xiv) neither Candidate has, or has an immediate family member who has, received any compensation from the Company; and (xv) neither Candidate has failed to file on a timely basis, reports required by Section 16(a) of the Exchange Act with respect to securities of the Company.

In a separate letter to the Corporate Secretary of the Company, the Investor is simultaneously submitting a Stockholder’s Notice of Nomination of Persons for Election as Directors and Other Proposed Business at the 2009 Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc., dated February 13, 2009 (the “Notice”).  If the Board determines to nominate either of the proposed Candidates, recommends his election and includes his name in the proxy card for the 2009 Annual Meeting, the Investor will not directly nominate such Candidate at the 2009 Annual Meeting.  If we do not hear from you by the close of business on February 28, 2009, we will pursue any and all courses of action that we determine to be appropriate for the election of our Nominees at the 2009 Annual Meeting.

Please address any correspondence or questions to Tang Capital Management, LLC, Attention: Kevin C. Tang, telephone (858) 200-3830, facsimile (858) 200-3837 (with a copy to Cooley Godward Kronish LLP, 4401 Eastgate Mall, San Diego, CA  92121, Attention: Ethan E. Christensen, Esq., telephone (858) 550-6076, facsimile (858) 550-6420).

Very truly yours,

Tang Capital Partners, LP
By:  Tang Capital Management, LLC, its general partner

By:	/s/ Kevin C. Tang
Kevin C. Tang Managing Director

Encl.
cc:	Mihales Polymeropoulos, MD (via electronic mail) Chief Executive Officer, Vanda Pharmaceuticals Inc.

Ethan E. Christensen, Esq. (via electronic mail) Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, CA 92121

EXHIBIT A

CERTAIN INFORMATION ABOUT BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and title of class owned as of 02/13/2009	Percentage of class

Tang Capital Partners, LP 4401 Eastgate Mall San Diego, CA 92121	3,665,852[1] shares of Common Stock	representing 13.75% of the Class[2]

Tang Capital Management, LLC 4401 Eastgate Mall San Diego, CA 92121	3,665,852 shares of Common Stock	representing 13.75% of the Class[2]

Kevin C. Tang 4401 Eastgate Mall San Diego, CA 92121	3,965,852 shares of Common Stock	representing 14.88% of the class[2]

Tang Capital Partners, LP and Tang Capital Management, LLC are in the business of investing in securities.  Kevin C. Tang is the Managing Director of Tang Capital Management, LLC, which is, in turn, the general partner of Tang Capital Partners, LP.

Tang Capital Partners, LP is the beneficial owner of 3,665,852 shares of the Issuer’s common stock and shares voting and dispositive power over such securities with Tang Capital Management, LLC and Kevin C. Tang.

Tang Capital Management, LLC, as the general partner of Tang Capital Partners, LP, may be deemed to beneficially own the 3,665,852 shares are beneficially owned by Tang Capital Partners, LP and shares voting and dispositive power over such shares with Tang Capital Partners, LP and Kevin C. Tang.

Kevin C. Tang is the beneficial owner of 3,965,852 shares of the Issuer’s common stock, comprising 3,665,852 shares beneficially owned by Tang Capital Partners, LP, 217,584 shares beneficially owned by the Haeyoung and Kevin Tang Foundation, Inc., 41,208 shares beneficially owned by the Individual Retirement Account for the benefit of Chang L. Kong (the “Chang IRA”), and 41,208 shares beneficially owned by the Individual Retirement Account for the benefit of Chung W. Kong (the “Chung IRA”).
____________________
1 Previously, TCP held 2,658,206 shares of Common Stock in an account at Lehman Brothers International (Europe) (“LBIE”).  On September 15, 2008 LBIE was placed into administration under United Kingdom law and four partners of PriceWaterhouseCoopers LLP were appointed as joint administrators (the “Joint Administrators”). The Joint Administrators have advised us that most of TCP’s shares were rehypothecated.  The Joint Administrators and UK counsel have further advised that LBIE’s customers will not be able to recover hypothecated shares, but instead will be entitled to a general unsecured claim with respect to such shares.  Accordingly, TCP, in this exhibit, has reduced the number of shares of the Company held by TCP to the extent such shares were held at LBIE. TCP does not currently have beneficial ownership of such shares.  TCP does not waive any argument that it is entitled to recover such shares and expressly reserves such argument.
2 Calculated based a total number of issued and outstanding shares of Common Stock of 26,653,478 as reported by the Company in its quarterly report on form 10-Q filed with the SEC on November 6, 2008.

Tang Capital Management, LLC, as the general partner of Tang Capital Partners, LP, and Kevin C. Tang, as the Managing Director of Tang Capital Management, LLC, may also be deemed to beneficially own the shares beneficially owned by Tang Capital Partners, LP.  The Haeyoung and Kevin Tang Foundation, Inc. is a private foundation, for which Kevin C. Tang serves as President and Treasurer. Mr. Tang shares voting and dispositive power over the shares held by this foundation with Haeyoung K. Tang. Chang L. and Chung W. Kong are Kevin C. Tang’s in-laws and Mr. Tang may be deemed to have shared dispositive power over the shares held in the Chang IRA and the Chung IRA.  Kevin C. Tang disclaims beneficial ownership of all shares reported herein except to the extent of his pecuniary interest therein.  The Haeyoung and Kevin Tang Foundation, Inc. is a not-for-profit corporation incorporated in the state of Delaware.  Haeyoung K. Tang is a U.S. citizen. Chang L. and Chung W. Kong are retired U.S. citizens.  The mailing address of all of the foregoing persons and entities is c/o Tang Capital Management, LLC, 4401 Eastgate Mall, San Diego, CA 92121.

In the past, Tang Capital Partners, LP has held some of its shares in commingled margin accounts, which extended margin credit to Tang Capital Partners, LP as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts were pledged as collateral security for the repayment of debit balances in the accounts. The margin accounts may have from time to time had debit balances. Since other securities were held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of common stock reported herein.  As of the date of this letter, no shares of Common Stock are held in margin accounts or otherwise pledged as security.

  EXHIBIT B

Name of Candidate: Kevin C. Tang
Age of Candidate: 41
Business Address of Candidate:  4401 Eastgate Mall, San Diego, California 92121
Residence Address of Candidate: 1754 Colgate Circle, La Jolla CA 92037
Principal Occupation or Employment of Candidate: See below
Citizenship of Candidate:  United States of America

Beneficial ownership of Candidate:
Kevin C. Tang may be deemed to be the beneficial owner (as specified in Rule 13d-3(d)(1) under the Exchange Act) of 3,965,852 shares of Common Stock (14.88%3 of the class), comprising 3,665,852 shares beneficially owned by TCP, 217,584 shares beneficially owned by the Haeyoung and Kevin Tang Foundation, Inc., 41,208 shares beneficially owned by the Individual Retirement Account for the benefit of Chang L. Kong (the “Chang IRA”), and 41,208 shares beneficially owned by the Individual Retirement Account for the benefit of Chung W. Kong (the “Chung IRA”).  Mr. Tang is not the record holder of any shares of capital stock of the Company.

Business Experience, Background and Directorships of the Candidate:
Kevin C. Tang, 41, is the Managing Director of Tang Capital Management, LLC, an investment firm focused on the health care industry that he founded in August 2002.  From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s life sciences research group.  Mr. Tang currently serves as a director of Ardea Biosciences, Inc. and A.P. Pharma, Inc. and serves on the board of two privately held companies.  Mr. Tang received his B.S. degree in Psychology from Duke University.

___________________________
3 Calculated based a total number of issued and outstanding shares of Common Stock of 26,653,478 as reported by the Company in its quarterly report on form 10-Q filed with the SEC on November 6, 2008.

EXHIBIT C

Name of Nominee: Andrew D. Levin
Age of Nominee: 32
Business Address of Nominee:  4401 Eastgate Mall, San Diego CA 92121
Residence Address of Nominee: 4476 Granger Street, San Diego, CA 92107
Principal Occupation or Employment of Nominee:  See below
Citizenship of Nominee:  United States of America

Beneficial ownership of Candidate:
Andrew D. Levin, M.D., Ph.D. does not have voting or dispositive power or hold of record any shares of Common Stock.

Dr. Levin is a Principal at Tang Capital Management, LLC and is a participant in a deferred compensation plan, pursuant to which the value of his account under such plan is indexed to the performance of the TCP investment fund which includes shares of Common Stock.

Business Experience, Background and Directorships of the Candidate:
Andrew D. Levin, M.D., Ph.D., 32, has served as a Principal at Tang Capital Management, LLC, an investment firm focused on the health care industry, since April 2008.  From July 2007 to April 2008, Dr. Levin served as a Business Development Manager at Genzyme Corporation, a pharmaceutical company.  Dr. Levin received a B.S.E. degree in Mechanical Engineering from Princeton University, a Ph.D. in Bioengineering from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School.